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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 of:

        Our report dated March 10, 2010 (September 14, 2010 as to Note 4), relating to the statements of financial condition of KKR & Co. L.P. as of December 31, 2009 and 2008 appearing in the Prospectus, which is part of this Registration Statement.

        Our report dated March 10, 2010, relating to the statements of financial condition of KKR Management LLC as of December 31, 2009 and 2008 appearing in the Prospectus, which is part of this Registration Statement.

        Our report dated March 10, 2010 (September 14, 2010 as to Note 12 and 13), which report expresses an unqualified opinion and includes explanatory paragraphs relating to investments without a readily determinable fair market value and the adoption of the new presentation and disclosure requirements for non-controlling interest in consolidated financial statements, relating to the consolidated and combined financial statements of KKR Group Holdings L.P. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
September 14, 2010

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM